UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 20, 2010

(Date of earliest event reported)

CELLCO PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	333-160446	22-3372889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Verizon Way Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 306-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2010, Daniel S. Mead, who currently serves as Executive Vice President and Chief Operating Officer of Cellco Partnership (“Verizon Wireless”), will become President and Chief Executive Officer of Verizon Wireless, and John G. Stratton will become Executive Vice President and Chief Operating Officer of Verizon Wireless. On that date, Lowell C. McAdam, who currently serves as President and Chief Executive Officer of Verizon Wireless, will become President and Chief Operating Officer of Verizon Communications Inc. (“Verizon”).

Compensation arrangements associated with these appointments have not yet been determined.

Mr. Mead (57) has served as Executive Vice President and Chief Operating Officer for Verizon Wireless since October 2009. From January 2009 to October 2009, he served as President-Verizon Telecom for Verizon. From 2005 to 2009, he served as President-Verizon Services Operations for Verizon. From 2001 to 2005, he served as Verizon Wireless’ President for the Midwest Area.

Mr. Stratton (49) has served as Executive Vice President and Chief Marketing Officer for Verizon Wireless since October 2009. From 2007 to 2009, he served as Executive Vice President and Chief Marketing Officer for Verizon. From 2001 to 2007, he served as Verizon Wireless’ Vice President and Chief Marketing Officer.

From time to time Verizon Wireless may have employees who are related to our executive officers. Mr. Stratton has a daughter who is employed by Verizon Wireless and earned approximately $130,000 in 2009, which was commensurate with the compensation of other employees in similar positions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cellco Partnership
(Registrant)

Date: September 20, 2010	/s/ Steven E. Zipperstein
Steven E. Zipperstein
Vice President – Legal & External Affairs, General Counsel and Secretary